Exhibit 10.24

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into as of the date on the signature page, by and between MedMen Enterprises Inc., a British Columbia Corporation (the “Public Corporation”), MM Enterprises USA, LLC, a Delaware limited liability company, and its owners, officers, directors, employees, agents, assigns, parents, affiliates, subsidiaries, and successors in interest and merged (predecessor) entities (collectively, the “Company”) and Adam Bierman (“Employee”) (together the “Parties”).

RECITALS

This Agreement is entered into with reference to the following facts:

WHEREAS, Employee was employed by the Company as Chief Executive Officer pursuant to the Amended and Restated Employment Agreement Between the Company and Employee dated May 21, 2019 (the “2019 Employment Agreement”), until February 1, 2020 (the “Separation Date”), which is the employment separation date for the Employee for all purposes, except as otherwise set forth herein, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Company as of the Separation Date;

WHEREAS, Employee is the holder of 815,295 Class A Super Voting Shares in the capital of the Public Corporation (the “Super Voting Shares”);

WHEREAS, the Parties desire that Employee shall surrender the Super Voting Shares in connection with the separation of his employment;

WHEREAS, Employee is the holder of 9,661,939 long-term incentive plan units in the capital of the Company (the “LTIP Units”) issued in accordance with the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 28, 2018, as amended (the “A&R LLC Agreement”);

WHEREAS, the Parties desire that the terms of the LTIP Units be amended so that they remain outstanding for a period of ten (10) years following the Separation Date and will provide that vesting occurs upon the earlier of satisfaction of their existing performance-based vesting terms or in the event of a Change in Control (as defined below), in each case without regard to Employee’s continued employment or service through such dates; and

WHEREAS, it is now the Company’s desire and intention to provide for the payment to Employee of consideration in exchange for Employee’s surrender of the Super Voting Shares, as more fully set forth herein, and to resolve any and all disputes between the Company and Employee relating to Employee’s employment with and/or separation from the Company.

NOW, THEREFORE, in consideration of the mutual agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

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AGREEMENT

The Parties acknowledge that the Recitals stated above are fully incorporated and are part of this Agreement.

1.

Purpose. This Agreement is not and shall not in any way be considered or interpreted as an admission by the Company, or any of its directors, officers, agents, employees or representatives, of any acts of discrimination whatsoever against Employee, or any other person, or that the Company violated any federal, state, provincial or local law, or that Employee’s separation from employment was unwarranted, unjustified, discriminatory or otherwise unlawful. This Agreement is the good faith settlement of any potential disputed claims, and the Company specifically disclaims any liability to or discrimination against Employee or any other person, on the part of itself, its directors, officers, agents, employees, or representatives. Employee acknowledges that the Company is not entering into this Agreement because it believes that Employee has any cognizable legal claim against the Released Parties (as defined below). If Employee elects not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that the Released Parties believed Employee was treated unlawfully in any respect.

2.

Employee’s Separation. Effective as of the Separation Date, Employee shall resign his employment with Company, and upon such Separation Date his employment relationship with Company, its parents, affiliates, and successors shall be severed and terminated. The Company and Employee agree that Employee will be deemed to have separated from his employment with Company, effective on the Separation Date, and the Company hereby waives Employee’s obligation to provide an advance notice of termination pursuant to Section 6(b) of the 2019 Employment Agreement. Further, Employee agrees to fully cooperate with any and all processes and procedures that may need to be completed to effectuate his resignation from any positions he may hold with the Company, the Public Corporation or any of their affiliates, subsidiaries or successors in interest, other than as a member of the Board of Directors of the Public Corporation (the “Board”). Except for the provisions that survive the separation of his employment or set out herein, Employee agrees and acknowledges (a) that the 2019 Employment Agreement is hereby null and void as of the Separation Date and (b) that he is not entitled to any compensation, benefits, or equity pursuant to the terms of the 2019 Employment Agreement. After the Separation Date, Employee will not represent himself as being the current, active Chief Executive Officer of the Company or the Public Corporation for any purpose.

3.

Continued Service on Board of Directors. Subject in each case to Employee being eligible under applicable laws and the requirements of the applicable stock exchanges to act as a director of the Public Corporation (i) Employee may, at his option, continue to serve as a member of the Board through and until the end of his current term and will stand for election as part of the New Board (as defined below); and (ii) the Company shall not directly or indirectly take any steps to remove Employee as a member of the Board. Employee shall not be entitled to any payment or compensation for serving as a member of the Board at any time.

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4.

Surrender of Super Voting Shares. Employee hereby agrees that the Super Voting Shares owned by Employee as of the date hereof shall be and shall be deemed to be sold, assigned and transferred by Employee to the Public Corporation and purchased by the Public Corporation from Employee, without any further action being required by either Employee or the Public Corporation, effective immediately. Employee hereby authorizes and directs the Public Corporation and any of its authorized representatives to carry out any steps as may be required or be desirable to evidence the cancellation of the Super Voting Shares and to record such cancellation in the applicable register of the Public Corporation effective as of the date hereof.

5.

Severance. In consideration of Employee’s full waiver and release of all claims pursuant to this Agreement and surrender of his Super Voting Shares as set forth herein, and provided that Employee signs and abides by the terms of this Agreement, Company agrees to:

(a) Executive Protection. For a period of ninety (90) calendar days from the Separation Date, Employee shall have the right to receive continued executive protection coverage on the same terms as immediately prior to the Separation Date, and the expenses thereof shall be paid directly by the Company, after which period neither the Company nor the Public Corporation shall have any obligation to continue to provide or pay for Employee’s continued executive protection.

(b) Use of Vehicle. Employee and Employee’s family will have the use of the grey Escalade the Company is leasing from At-Risk for a period of one year from the Separation Date, with the lease payments and insurance paid for by the Company (the “Vehicle”). Employee shall be responsible for remediation of any damage or repairs to the Vehicle. In the event the Vehicle is rendered inoperable this obligation of the Company shall cease.

(c) Founder Discount. Employee and his spouse shall receive the “founder’s discount” of 50% of the applicable regular sale price for their own individual use on all in-store purchases for life, subject to all applicable limitations under applicable law from time to time as to such purchases and the sale price.

(d) LTIP Unit Amendment. As of the Separation Date, Employee’s LTIP Units shall continue to remain outstanding and shall be amended to provide that they remain outstanding for a period of ten (10) years following the Separation Date, at which time any then unvested LTIP Units will be automatically forfeited by the Employee for no additional consideration, and that vesting occurs upon the earlier of (i) satisfaction of their existing performance-based vesting terms set forth in Paragraph 2(c) of the 2019 Employment Agreement; or (ii) immediately prior to the consummation of a Change in Control (as defined below), in each case without regard to Employee’s continued employment or service through such dates. Paragraph 7(a) of the 2019 Employment Agreement, providing for vesting of a portion of the LTIP Units upon termination without cause, shall not apply. For avoidance of doubt, the A&R LLC Agreement defines and controls the terms and process of conversion for all LTIP Units.

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(e) Equity Grant. Upon the election of a new Board of Directors of the Public Corporation (the “New Board”), which date is expected to be February 21, 2020, the New Board will constitute a special committee of directors who are independent as regards the subject matter of this Agreement (which for greater certainty shall not include Employee or Andrew Modlin) (the “Special Committee”), which committee shall, within sixty (60) days of the date that the Expert is agreed upon by the Parties, complete a process that, in its sole judgement discharges the fiduciary obligations of the Board in determining the Total Value (as defined below), including the value of the Super Voting Shares held by Employee and Andrew Modlin (in aggregate, the “Super Voting Share Value”). This process will include (a) the hiring one or more nationally recognized accounting, investment banking or other firm(s), which firm(s), for avoidance of doubt, may include SingerLewak, selected by the Special Committee in its sole discretion and reasonably acceptable to Employee, provided that in the event Employee objects to a firm(s) the reasons must be bona fide and stated in detail in writing (the “Expert”) that is independent as determined in accordance with section 6.1 of Multilateral Instrument 61- 101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”) and that has expertise sufficient to reach an informed determination regarding the Super Voting Share Value, which Expert shall be supervised by the Special Committee, to determine the Super Voting Share Value (provided that the Parties agree that the Super Voting Share Value is not a formal valuation pursuant to Part 6 of MI 61-101); and (b) the Special Committee determining, in its sole discretion, the value of Employee’s contributions to the Company during calendar year 2019 for which Employee was not fully compensated through his compensation and benefits as Chief Executive Officer of the Company (the “2019 Excess Contribution”). The Company shall provide the Expert with all information requested by the Expert in connection with determining the Super Voting Share Value. Subject to the adjustment pursuant to the last paragraph of this Section 5, absent manifest error, the determination of the Super Voting Share Value by the Expert and the 2019 Excess Contribution by the Special Committee shall be final and binding on the Employee. For certainty, the Super Voting Share Value and the 2019 Excess Contribution (the aggregate of which is referred to as the “Total Value”) shall be determined within sixty (60) days of the date that the Expert is agreed upon by the Parties. Public Corporation on behalf of the Company will, within thirty (30) days of the date the Total Value is determined (and in all events during the 2020 calendar year) (i) issue to Employee 50% of the Total Value in Class B Subordinate Voting Shares in the capital of the Public Corporation (the “PubCo Shares”) using a price per PubCo Share equal to the 20 day volume weighted average price of the PubCo Shares on the date prior to the date of issuance (subject to the policies of the Canadian Securities Exchange) and (ii) pay to Employee the remaining 50% of the Total Value by providing a grant of restricted stock units in the capital of the Public Corporation (the “RSUs”) using a deemed issue price per RSU equal to the 20 day volume weighted average price of the PubCo Shares on the date prior to the date of issuance (subject to the policies of the Canadian Securities Exchange), which RSUs shall 100% vest and be exchangeable for PubCo Shares upon the earlier of (i) the date following the date when the daily volume weighted average price of the PubCo Shares on the Canadian Securities Exchange has been at least the Canadian dollar equivalent of US$2.05 for 25 consecutive trading days or (ii) immediately prior to the consummation of a Change in Control (as defined below), in each case without regard to Employee’s continued employment or service through such dates. Such RSUs shall have a term of ten (10) years from the date of grant and shall be forfeited without payment of any consideration to Employee if the RSUs do not vest within such ten (10)-year term. The RSUs will be granted under and subject to the MedMen Enterprises Inc. 2018 Stock and Incentive Plan, as amended from time to time, and will be evidenced by a restricted stock unit award agreement, not inconsistent with this Agreement, setting forth the terms and conditions of the RSUs, and shall include adjustments as appropriate for any share consolidation, stock split, stock dividend, corporate domestication or similar event involving the Public Corporation.

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The Parties agree that the aggregate value of the Severance Payment to be provided to Employee hereunder shall in no case exceed 25% of the “market capitalization” of the Public Corporation determined under MI 61-101 and therefore Employee hereby agrees that in the event that the Total Value otherwise determined pursuant to Section 5(e) would result in the exemption provided to the Public Corporation in Section 5.7(a) of MI 61-101 not being available in respect of the Severance Payment, the Total Value shall be limited as necessary, without limitation, to enable such exemption to be available to the Public Corporation. For certainty and as applicable all references to “Total Value” herein shall be to such amount referred to in the foregoing sentence. All severance payments shall be made net of any applicable withholding required under applicable law. Employee specifically acknowledges and agrees that the severance set forth in this Section 5 (collectively, the “Severance Payment”) constitutes adequate and full consideration for this Agreement. Employee further acknowledges that he would not otherwise be entitled to these benefits under any employment agreement, Company policy, or any law.

6.

Definition of Change in Control. “Change in Control” for purposes of this Agreement, shall mean the occurrence of any of the following events occurring after the date of this Agreement (each, a “Fundamental Change”): (a) the acquisition by one person, or a group of persons acting jointly or in concert, of more than 50% of the voting rights attached to the outstanding voting and equity securities of Public Corporation on a fully diluted basis in a single transaction or in a series of transactions occurring during a period of not more than twelve months (but not including any transfer by Andrew Modlin of any Super Voting Shares that will remain outstanding after the date hereof in accordance with their terms and conditions and existing contractual arrangements to which they are subject); (b) the Public Corporation is merged, amalgamated or consolidated with another corporation; or (c) a sale of substantially all of the assets of the Public Corporation (held directly or indirectly) to another entity, unless, following any of the foregoing Fundamental Changes in (a) through (c) above, all or substantially all of the individuals and entities that were the beneficial owners of the Public Corporation’s outstanding voting securities immediately prior to such Fundamental Change beneficially own immediately after the transaction or transactions, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities (or comparable interests) of the entity resulting from such Fundamental Change (including an entity that, as a result of such transaction, owns the Public Corporation or all or substantially all of the Public Corporation’s assets either directly or through one or more affiliates) in substantially the same proportions as their ownership of the Public Corporation’s voting securities immediately prior to such Fundamental Change.

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7.

Benefits. The parties agree that Employee shall receive any and all benefits due to Employee upon termination of employment in accordance with the Company’s policies and benefits plans, including, without limitation, accrued but unused vacation pay, if applicable, and any vested pension or other vested retirement benefits. However, Employee health insurance benefits will continue through the end of February 2020, and Employee will receive paperwork regarding his right to continue Employee's coverage thereafter under COBRA. Employee will be responsible for the entire COBRA premium at a cost in compliance with applicable laws and plan terms, conditions and limitations.

8.

Payment of Wages. Employee acknowledges that payment by the Company of the Severance Payment is a voluntary payment that would not be made except for Employee’s agreement to all of the terms of this Agreement. Employee further acknowledges that the Severance Payment is in addition to and not in lieu of any other amounts due to Employee as wages as of the Separation Date.

Employee and the Company acknowledge and agree that the Company has paid Employee the sum of (a) all amounts earned as wages during the period commencing at the end of the regularly scheduled pay period ending on the Separation Date, and (b) all accrued but unused vacation time and/or paid time off (collectively “Final Pay”) on the Separation Date. Employee further acknowledges that Company has provided him all meal and rest periods, overtime pay, and has been fully reimbursed for any unpaid business expenses under the California Labor Code, and any other applicable law.

Employee agrees that as of the Separation Date, the Company shall have no obligation to Employee other than Final Pay, any duties and obligations created or amended by this Agreement and vested employee benefits plans and arrangement. By cashing, depositing, or otherwise negotiating the Company’s check, Employee will conclusively agree that amounts received as Final Pay are correct and constitute payment in full of all amounts due to Employee.

The Employee understands, acknowledges, and agrees that the Severance Payment exceeds what the Employee is otherwise entitled to receive on separation from employment and that the Severance Payment is being given as consideration in exchange for executing this Agreement and the general release and restrictive covenants contained in it. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement. Nothing in this Agreement shall be deemed or construed as an express or implied policy or practice of the Company to provide these or other benefits to any individuals other than the Employee.

9.	Referrals. The Company agrees that it will answer all reference inquiries with respect to Employee by stating the separation date, dates of employment, and job title.

10.	Unemployment Insurance Claim. The Company agrees that it will not contest or oppose Employee’s claim for unemployment insurance benefits if any is made.

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11.

Employee’s Release and Waiver. Employee hereby forever releases and discharges the Company and its affiliates (including but not limited to the Public Corporation), successors and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys, insurers, and shareholders (collectively, the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that Employee had, now has or may hereafter claim to have against the Released Parties arising out of or relating in any way to the Super Voting Shares held by Employee, Employee’s employment with and separation from the Company (including but not limited to any claims arising out of or relating in any way to the 2019 Employment Agreement), or otherwise relating to any of the Released Parties from the beginning of time to the date of this Agreement (the “Release”). This Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, wrongful dismissal, constructive dismissal, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, provincial, federal or local statutes and regulations or the common law, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, , the Worker Adjustment and Retraining Notification Act, as amended, Section 806 of the Sarbanes-Oxley Act, the Family and Medical Leave Act, as amended, the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, and all Canadian statutes that apply to the workplace; provided, however, that this Release does not waive, release, or otherwise discharge any right to enforce this Agreement, any right to indemnity pursuant to Labor Code 2802, or to the extent such rights exist, any rights to defense and indemnity under the Company’s bylaws, articles or otherwise under applicable law or any applicable directors and officer’s insurance policy, or any claim or cause of action that cannot legally be waived as a matter of law, including, but not limited to, workers’ compensation benefits and unemployment benefits under United States law.

12.

Waiver Under Section 1542 of the California Civil Code. For the purpose of implementing a full and complete release, Employee understands and agrees that this Agreement is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in his or her favor against the Released Parties and this Agreement extinguishes those claims. Accordingly, Employee expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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Employee understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Even though Employee is aware of the rights described in Section 1542, Employee nevertheless hereby voluntarily waives such rights and elects to assume all risks for claims that now exist in his or her favor, known or unknown, arising from the subject matter of the general release in this Agreement.

13.

Employee Representations. Employee specifically represents, warrants, and confirms that Employee (a) has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government or agency; (b) has not made any claims or allegations to the Company related to sexual assault or abuse, sexual harassment, or sex discrimination, and that none of the payments set forth in this Agreement are related to sexual abuse or sexual harassment; (c) has been properly paid for all hours worked for the Company; (d) has received all wages, salary, commissions, bonuses, and other compensation due to the Employee, including the Employee's final paycheck for wages/salary and any accrued but unused vacation/paid time off through and including the Separation Date; and (e) has no reasonable basis to believe that Employee has engaged in and is not aware of any conduct relating to the business of the Company which Employee believes is unlawful under applicable state or local laws in which the Company does business.

If any of these statements is not true, Employee cannot sign this Agreement and must notify the Company immediately in writing of the statements that are not true. This notice will not automatically disqualify Employee from receiving these benefits but will require the Company’s further review and consideration.

14.

No Claims or Lawsuits. Employee agrees not to bring any claim, action, suit or proceeding against the Company or any of the other Released Parties regarding the matters settled, released and dismissed hereby, including, but not limited to, any claim, action, suit or proceeding raised or that could have been raised in connection with any claim or matter which is the subject of the Release. Employee further agrees not to encourage any other person in prosecuting an action, suit, or proceeding against the Company or any other Released Parties. Employee further agrees that this Agreement is a bar to any such claim, action, suit, or proceeding. Notwithstanding any other provisions in this Agreement, this Agreement does not limit the Employee’ right or ability to provide truthful information in response to a valid subpoena, court order, other legal process or as otherwise required to be provided by law.

15.

Participation in Agency Proceedings. Nothing in this Agreement shall prevent Employee from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the California Department of Fair Employment and Housing (the “DFEH”), or other similar federal, state, or local agency, from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH, or similar federal, state or local agencies, or testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of any other party, or on the part of the agents or employees of another party, when the person testifying has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or legislature. However, by entering into this Agreement, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH or similar federal, state, or local agency proceeding, including any subsequent legal action. In addition, nothing in this Agreement is intended to limit Employee’s right to report possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization or to cooperate with such agency, entity, or organization, without notice to the Company (and to receive a whistleblower award provided by law for providing such information).

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16.

Conflicts of Interest, Non-Solicitation, and Trade Secrets and Confidential Information/Company Property. Employee’s signature below constitutes his certification that he has returned all documents, property, and other items provided to him by the Company, developed, or obtained by him in connection with his employment with the Company, or otherwise belonging to the Company. Employee further represents, warrants, and agrees that he will continue to comply with all terms and conditions of any and all Conflicting Activities, Non-Solicitation, Confidentiality Agreements, Non- Disclosure Agreements, or any other agreement to protect proprietary information of the Company, including but not limited to Sections 9, 10 and 11 of the 2019 Employment Agreement, and the Confidentiality and Proprietary Rights Agreement attached as Exhibit A to the 2019 Employment Agreement, and that such continuing obligations survive the ending of his employment. Employee represents and warrants that he has not to date and will not misuse or disclose Confidential Information to any unauthorized party. Employee understands and acknowledges that this representation and warranty extends to his continuing duty of non-disclosure related to any and all privileged information obtained during his employment with the Company. Employee hereby grants consent to notification by the Company to any new employer of Employee about Employee’s obligations under this provision.

17.

Warranty and Indemnification Regarding Non-Assignment of Claims. Employee hereby represents and warrants that he is the sole and rightful owner of all right, title, and interest in and to every claim or matter which is the subject of the Release, and has not heretofore assigned or otherwise transferred, and shall not assign or otherwise transfer, any interest in the claims which are the subject of the Release which he may have against the Released Parties, or any of them, and has not heretofore created or given rise, and shall not create or give rise to any lien, charge, encumbrance or other right by which any other person or entity may claim all or any part of the consideration paid to Employee pursuant to Section 5 of this Agreement. Employee agrees to indemnify and hold the Company and all other Released Parties harmless from any liabilities, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person or entity asserting any claim or cause of action based upon any such assignment or transfer or purported assignment or transfer, or any such lien, charge or encumbrance.

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18.

Responsibility for Tax Liability. Employee recognizes and agrees that he alone is responsible for any employee-paid local, state, or federal taxes that may be assessed or owing with respect to the Severance Payment that Employee receives. Employee, therefore, agrees to make no claim against the Company for any payment or non-payment of taxes or regarding or relating to the reporting of the payment described in this Agreement, if any, to any taxing authorities. Employee acknowledges and agrees that the Company has made no representations to him and has provided no advice to him regarding the tax consequences of the moneys received by him pursuant to this Agreement. Employee agrees to pay federal and state taxes, if any, which are required by law to be paid with respect to the Severance Payment. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Company for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by the Company by reason of any such claims, including any amounts paid by the Company as taxes, deficiencies, levies, assessments, fines, penalties, interest, attorney fees or otherwise.

19.

Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. To the extent that any reimbursement of expenses or in-kind benefits under this Agreement constitutes “nonqualified deferred compensation” under Section 409A, (a) such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred; (b) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; (c) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year; and (iv) any right of Employee to reimbursement of expenses or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

20.

Publishing Rights. Company acknowledges and agrees that, subject to compliance by Employee with Sections 16, 21 and 22 hereof, Employee has rights to author and publish a work worldwide, in any form or media, relating to the MedMen story, including for commercial distribution, without the prior inspection or approval of Company. Company agrees to credit Employee as co-founder of Company in marketing, business and other Company materials (including its website) in the circumstances that it determines, in its sole discretion, to describe the founding of MedMen in such materials and that Employee has rights to refer to himself as co-founder, including in any published work.

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21.

Non-Disparagement. Employee agrees that he shall not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company, or any of its parents, subsidiaries, affiliates, successors, assigns, agents or related entities (including Public Corporation), and any of its present or former officers, directors or employees. This Section 21 excludes from coverage Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or its agents or employees if Employee is required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or legislature. Employee acknowledges that the Company deems non-disparagement a material condition of this Agreement, absent which it would not have agreed to the terms set forth herein. Any breach by Employee of this Section 21 shall, therefore, be considered a material breach of this Agreement.

Company agrees that it will instruct, in writing, current Board members and members of the executive cabinet group to not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of Employee.

22.

Confidential Separation. Employee agrees that he shall not discuss the terms of this Agreement with any person (including but not limited to the amount of the Severance Payment) without the written consent of the Company or its successors and assigns, except with his legal and tax advisors, his current or future spouse, or to the extent required by law. This Section 22 excludes from coverage Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or its agents or employees if Employee is required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or legislature. Employee acknowledges that the Company deems non-disclosure a material condition of this Agreement, absent which it would not have agreed to the terms set forth herein. Any breach by Employee of this Section 22 shall, therefore, be considered a material breach of this Agreement.

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23.

Cooperation. Employee agrees to cooperate with the Company with respect to the prosecution and/or defense of legal claims that relate to Employee’s tenure as an employee of the Company, Employee's tenure as a Board Member of the Public Corporation, events that occurred during Employee’s relationship with the Company or the Public Corporation, and/or to which Employee has any information, including but not limited to the following matters: James Parker v. MM Enterprises USA, LLC (Case No. 19SMCV00189); Corriente Master Fund II, LLP and MedMen Enterprises, Inc. (Court File No. CV-18-00601974-0000); and MMMG-MC, Inc., et al. vs. Bierman, Adam, et al. (JAMS Ref No. 1220062492); MedMen Enterprises, Inc., et al. v. Brent Cox, et al. Such cooperation shall include, but is not limited to, making himself available for interview by the Company and/or its counsel, reviewing and/or identifying documents, giving testimony and/or testifying at trial. Nothing in this Section 23 is intended to or will limit, or impact in any way, the obligation of Employee to testify honestly and accurately in, or to respond to or comply with any legal or judicial proceedings or requirements. Employee will, to the extent legally permissible, immediately notify the Company in writing if Employee is ever subpoenaed or otherwise requested to testify in any matter involving the Company, so that the Company may seek (with Employee’s reasonable cooperation) a protective order or other appropriate remedies, at the Company’s sole cost and expense. Such notification shall be directed to the Company's Chief Legal Officer. Employee will continue to cooperate in any investigation by the Company with respect to Employee’s employment with the Company prior to his Separation Date. Notwithstanding the foregoing, nothing in this Agreement shall affect Employee’s rights under Labor Code Section 2802. To the extent possible, the Company will try to limit Employee’s participation to regular business hours. Any request for cooperation by the Company hereunder will take into account, to the extent practicable, Employee’s personal and professional schedule, and shall be scheduled so as not to unreasonably interfere with Employee’s professional or personal schedule. The Company agrees to provide Employee reasonable notice, to the extent practicable, in the event his assistance is required. The Company will reimburse Employee for reasonable travel expenses (including lodging and meals) incurred by him in connection with providing such assistance within 30 days of the submission of the appropriate documentation to the Company. In addition, to the extent the Company requires Employee to provide in excess of a de minimis amount of time of cooperation, then the Company shall pay Employee an hourly fee based on the last salary rate paid to Employee prior to the Separation Date.

24.

Agreement Not to Disclose Information or Documents. Employee agrees to protect attorney-client privileged communications and confidential information and documentation concerning former and/or current the Company employees that Employee learned about or was privy to during his employment at the Company.

25.

Remedies. In the event of a breach or threatened breach by either the Employee or the Company any of the provisions of this Agreement, the Parties hereby consent and agree that the non-breaching party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief. If the Employee fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.

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26.

Mutual Agreement to Arbitrate Disputes. The Parties mutually agree to submit to binding arbitration any and all disputes, claims or controversies arising out of or relating to this Agreement, except as to those claims excluded herein. This Agreement includes any claims that the Company may have against Executive, or that Executive may have against the Company, including the Company’s officers, directors, employees, agents, parents, subsidiaries, or affiliated entities, relating to this Agreement. Requests for temporary restraining orders and/or preliminary injunctions where such relief is authorized by law are excluded from this arbitration agreement. The filing of a court action for an injunction or other provisional remedy shall not constitute a waiver of this Agreement’s provisions.

(a)

JAMS Employment Arbitration Rules. Arbitration shall be conducted pursuant to the JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”) then in effect, to the extent they are not inconsistent with any provision of this Agreement. Executive may obtain a copy of the JAMS Rules by requesting them from the Company, by contacting JAMS at (800) 352-5267, or by accessing the JAMS website at www.jamsadr.com.

(b)	Terms of Arbitration.

i.

Either Party may commence an arbitration by delivering written notice of the dispute to the other and invoking the provisions of this Section (a “Dispute Notice”), which Dispute Notice shall describe the dispute and the Parties to such dispute. The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Written notice of arbitration shall be initiated no later than the expiration of the applicable statute of limitations for such claim(s).

ii.

Arbitration shall be conducted by a single neutral arbitrator, who shall be independent and a retired judge of any California state court or any U.S. District Court in California. Each of the disputing Parties shall exercise good faith in seeking to select the arbitrator within ten (10) days of the submission of the dispute to JAMS for arbitration. If the disputing Parties fail to agree on the arbitrator during such ten-day (10) period, then JAMS shall designate an arbitrator with the same qualifications as set forth above.

iii.

The arbitration shall take place in the County of Los Angeles. The arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrator shall have the authority to set deadlines for completion of discovery, and for filing motions for summary judgment, and to set briefing schedules for any motions. The arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary adjudication and/or summary judgment.

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iv.

Each Party shall have the right to conduct meaningful discovery, including the use of written interrogatories, requests for production of documents, and requests for admissions, to take depositions, and to subpoena witnesses and documents. The arbitrator shall have the authority to make orders regarding discovery as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration.

v.

The arbitrator shall apply the substantive California state law or federal law as applicable to the claim(s) asserted. The arbitrator may award any remedy or relief available under applicable law, including any remedy or relief that would be available in a court of law. The arbitrator shall have the authority to provide for an award of attorney’s fees and costs if such award is authorized by applicable law.

vi.

Within thirty (30) days of the close of the arbitration hearing, the arbitrator shall issue a written decision with a statement of the findings and reasons for the arbitration award or other decision, and such award or other decision shall be final and binding on the Parties.

vii.

The Parties expressly waive any right to appeal from the arbitrator’s award, the judgment entered on the arbitrator’s award or any order of the arbitrator except on grounds that would be available to vacate the decision of any binding arbitration under the laws of the State of California.

(c)

Arbitration Fees. The Company shall pay the arbitrator's fees and all expenses that are unique to arbitration. Employee shall not be required to pay any cost or expense of the arbitration that he would not be required to pay if the matter had been heard in court. Each Party shall pay their own attorneys’ fees, witness and transcript fees, and other litigation expenses associated with the arbitration.

(d)

Governing Law. This agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. (“FAA”), but if the FAA is held not to apply to this agreement to arbitrate for any reason, this agreement to arbitrate shall be governed under the laws of the state of California. The arbitrator has exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this Agreement.

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(e)	BY SIGNING THIS AGREEMENT, THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY, EXCEPT FOR THOSE CLAIMS EXCLUDED HEREIN.

27.

Governing Law and Choice of Venue. This Agreement and all rights, duties, and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules. Any disputes under this Agreement shall be adjudicated exclusively in the state court of Los Angeles County, California.

28.

Severability. If any court of competent jurisdiction determines that any of the agreements or releases contained herein, or any part thereof, is unenforceable because of the character, duration or scope of such provision, such court shall have the power to sever such provision or modify or reduce the duration or scope of such provision, and, in its reduced form, this Agreement shall then be enforceable to the maximum extent permitted by applicable law.

29.	Successors and Assigns. Employee agrees that this Agreement will be binding upon and pass to the benefit of, the heirs, representatives, successors, and assigns of the Parties.

30.	Amendments. This Agreement may not be amended or modified orally or otherwise, other than by a written instrument signed by the Parties.

31.

Attorneys’ Fees. If there is an action between the parties to this Agreement based on this Agreement, the prevailing party in the action shall be entitled to reasonable attorneys’ fees and costs incurred therein. In connection with the preparation and execution of this Agreement, each party shall bear his or its own attorneys’ fees and costs.

32.	Descriptive Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

33.	Interpretation. For purposes of this Agreement, the Parties shall be deemed to have participated equally in its drafting.

34.

Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

35.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of this Agreement shall be deemed an original.

36.

Entire Agreement. This Agreement constitutes the Parties’ complete agreement with regard to the subject matter herein, i.e., the Severance Payment to be paid to Employee in exchange for a release of claims and the full surrender of the Super Voting Shares held by the Employee, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. This Agreement does not supersede any prior or contemporaneous agreements regarding matters beyond the subject matter contained herein, including but not limited to, agreements governing confidentiality, trade secrets, and arbitration of disputes.

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37.

Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.

38.

REPRESENTATION BY COUNSEL. EMPLOYEE HAS A RIGHT TO OBTAIN THE ADVICE OF AN ATTORNEY BEFORE ENTERING INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT HE HAS EITHER BEEN REPRESENTED BY OR RELIED UPON COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH THE EXECUTION OF THIS AGREEMENT OR HAS WAIVED THE OPPORTUNITY TO DO SO AND IS FULLY AWARE OF AND UNDERSTANDS THE TERMS AND LEGAL CONSEQUENCES OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

COMPANY MM ENTERPRISES USA, LLC		EMPLOYEE

By:	/s/ Zeeshan Hyder	/s/ Adam Bierman
	Name: Zeeshan Hyder	Adam Bierman
Its: Chief Financial Officer
	Date: 01/30/2020	Date: 01/30/2020

COMPANY MEDMEN ENTERPRISES INC.

By:	/s/ Benjamin Rose
Name: Benjamin Rose
Its: Executive Chairman, Board of Directors
Date: 01/30/2020

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